Exhibit 10.7

PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement, dated as of August 12, 2004 (this “Agreement”), is among Sand Springs Railway Company, an Oklahoma corporation (the “Term Borrower”), and The CIT Group/Business Credit, Inc., a New York corporation, as agent (in such capacity, the “Agent”) for the Lenders (as defined below).

PRELIMINARY STATEMENTS:

1. The Term Borrower, Sheffield Steel Corporation (the “Revolving/LC Borrower”), the financial institutions from time to time party thereto, as lenders (collectively, the “Lenders” and each a “Lender”), and the Agent are the parties to the Amended and Restated Financing Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), under which the Lenders have agreed, on certain terms and subject to certain conditions, to make loans and other extensions of credit to the Term Borrower.

2. To secure its obligations and liabilities under the Financing Agreement and the other Loan Documents (as defined therein), the Term Borrower has agreed to grant to the Agent, for the benefit of the Lenders, a security interest in certain of the Term Borrower’s assets, as more particularly provided for in this Agreement.

AGREEMENT:

In consideration of the premises and the mutual agreements contained in this Agreement, the Term Borrower and the Agent agree as follows:

SECTION 1: INTERPRETATION

1.1 Defined Terms. All capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to such terms in the Financing Agreement. As used in this Agreement, the following terms have the meanings specified below (such meanings to apply equally to both the singular and plural forms of the terms defined; whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms):

“Account” has the meaning set forth in the UCC and includes, without limitation, all accounts created by, or arising from, the Term Borrower’s sales, leases, rentals of goods or renditions of services to its customers, including but not limited to, those accounts arising under a trade name or style of the Term Borrower, or through the Term Borrower’s divisions; (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors of the Term Borrower; and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing; provided that Accounts shall not include those accounts arising from the use, sale, lease or other disposition of the Equipment or Real Property of the Revolving/LC Borrower and its Subsidiaries (other than the Term Borrower) at any time.

“Agent” has the meaning set forth in the Preamble.

“Agreement” has the meaning set forth in the Preamble.

“Chattel Paper” has the meaning set forth in the UCC and includes, without limitation, any writing or group of writings which evidences both a monetary obligation and a security interest in or a lease of specific goods.

“Collateral” shall mean all present and future Accounts, Inventory, General Intangibles, Copyrights, Patents, Trademarks, Documents, Chattel Paper, Goods, Equipment, Fixtures, rights under all present and future leases of personal and real property, railcars, locomotives and rolling stock, Instruments (excluding the Term Borrower’s equity interests in its Subsidiaries), letter-of credit rights (as defined in the UCC), the commercial tort claims (as defined in the UCC) described on Schedule 6.9 to the Financing Agreement, Investment Property (excluding the Term Borrower’s equity interests in its Subsidiaries), the Other Collateral and all other personal property of Term Borrower.

“Control” has the meaning set forth in the UCC.

“Copyrights” shall mean all of the Term Borrower’s present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, goodwill, any and all general intangibles, intellectual property and rights pertaining thereto, and all cash and non-cash proceeds thereof.

“Default” means any event that would constitute an Event of Default but for the requirement of the giving of notice, the lapse of time, or both.

“Documents” has the meaning set forth in the UCC and includes, without limitation, all documents of title and Inventory evidenced thereby, including without limitation all bills of lading, dock warrants, dock receipts, warehouse receipts and orders for the delivery of Inventory, and also any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the Inventory it covers.

“Equipment” shall have the meaning set forth in the UCC and includes, without limitation, all machinery, equipment, furnishings and fixtures, including movable trade fixtures now or hereafter owned by any Assignor and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Event of Default” means any event described in Section 5.1.

“Financing Agreement” has the meaning set forth in the Preliminary Statements.

“Fixtures” has the meaning set forth in the UCC.

“General Intangibles” has the meaning set forth in the UCC and includes, without limitation, all of the Term Borrower’s present and hereafter acquired intangible personal property (other than Accounts) including, without limitation, all present and future contract rights, rights to receive payments of money, choses in action, causes of action, judgments, commercial tort claims (as defined in the UCC), tax refunds and tax refund claims, Copyrights, Patents, Trademarks, tradenames, licenses, permits, franchises, computer programs, software, customer and supplier contracts and lists, interests in general or limited partnerships, joint ventures or limited liability companies, reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interests in trusts, leasehold interests in real or personal property, rights to receive rentals of real or personal property and guarantee and indemnity claims, together with respect to the foregoing, all (i) applications (ii) right, title and interest in and to any and all extensions and renewals (iii) goodwill (iv) any other forms of similar intellectual property; and (v) all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between the Term Borrower and any licensee of any of the Term Borrower’s General Intangibles.

“Goods” has the meaning set forth in the UCC.

“Instruments” has the meaning set forth in the UCC and includes, without limitation, all negotiable instruments, certificated and uncertificated securities and any replacements therefor, and Stock Rights (excluding the Term Borrower’s equity interests in any of its Subsidiaries) related thereto, and other writings which evidence a right to the payment of money and which are not themselves security agreements or leases and are of a type which in the ordinary course of business are transferred by delivery with any necessary endorsement or assignment, including, without limitation, all checks, drafts, notes, bonds, debentures, government securities, certificates of deposit, letters of credit, preferred and common stocks, options and warrants.

“Inventory” has the meaning set forth in the UCC and includes, without limitation, any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by the Term Borrower and all additions, substitutions and replacements thereof, which are held for sale or lease, furnished under any contract of service, or held as raw materials, work in process or supplies, and all materials used or consumed in the Term Borrower’s business, and includes such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by the Term Borrower, as well as any proceeds thereof of whatever sort.

“Investment Property” has the meaning set forth in the UCC and includes, without limitation, a security, whether certificated or uncertificated, a security entitlement, a securities account, a commodity contract, or a commodity account.

“Leases” has the meaning set forth in the UCC.

“Lenders” has the meaning set forth in the Preliminary Statements.

“Obligations” shall mean: (a) all loans and advances made by the Agent and the Lenders to the Borrowers or to others for any Borrower’s account (including, without limitation, all Revolving Loans, all Term Loans and all Letter of Credit Advances); (b) any and all other indebtedness, obligations and liabilities which may be owed by any Borrower to the Agent or any Lender and arising out of, or incurred in connection with, the Financing Agreement or any of the other Loan Documents (including all Out-of-Pocket Expenses), whether (i) now in existence or incurred by any Borrower from time to time hereafter, (ii) secured by pledge, lien upon or security interest in any of such Borrower’s assets or property or the assets or property of any other person, firm, entity, or corporation, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) such Borrower is liable to the Agent or any Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise; (c) all other indebtedness, obligations and liabilities owed by any Borrower to the Agent and/or the Lenders under any other agreement or arrangement now or hereafter entered into between any Borrower, on the one hand, and the Agent and/or any Lender, on the other hand, relating to the transactions contemplated by the Financing Agreement; (d) indebtedness, obligations and liabilities incurred by, or imposed on, the Agent or any Lender as a result of environmental claims relating to any Borrower’s operations, premises or waste disposal practices or disposal sites; (e) any Borrower’s liabilities to the Agent or any Lender as maker or endorser on any promissory note or other instrument for the payment of money; and (f) any Borrower’s liabilities to the Agent or any Lender under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which the Agent or any Lender may make or issue to others for any Borrower’s account, including any accommodations extended by the Agent with respect to applications for Letters of Credit, the Agent’s or any Lender’s acceptance of drafts or the Agent’s or any Lender’s endorsement of notes or other instruments for any Borrower’s account and benefit.

“Other Collateral” shall mean: (a) all present and hereafter established lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited; (b) all cash and other monies and property in the possession or control of the Agent or any Lender; (c) all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and (d) all cash and non-cash proceeds of the foregoing.

“Patents” shall mean all of the Term Borrower’s present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of the Term Borrower, and all income, royalties, cash and non-cash proceeds thereof.

“Person” means an individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization, joint venture, joint stock company or a governmental agency or political subdivision thereof.

“Pledged Deposits” means all time deposits of money, whether or not evidenced by certificates, which the Term Borrower may from time to time designate as pledged to the Agent or to any Lender as security for any Term Borrower’s Obligation, and all rights to receive interest on said deposits.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Revolving/LC Borrower” has the meaning set forth in the Preliminary Statements.

“Security” has the meaning set forth in the UCC.

“Stock Rights” means any securities, dividends or other distributions and any other right or property which the Term Borrower shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which the Term Borrower now has or hereafter acquires any right, issued by an issuer of such securities.

“Term Borrower” has the meaning set forth in the Preamble.

“Trademarks” shall mean all of the Term Borrower’s present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.

“UCC” means the Uniform Commercial Code as enacted in the State of Illinois, as it may be amended from time to time.

1.2 UCC Terms. Except as otherwise indicated, all terms not specifically defined in this Agreement that are defined, or used, in Article 9 of the UCC have the respective meanings assigned to such terms in Article 9 of the UCC.

1.3 Accounting Terms. Except as otherwise indicated, all accounting terms not specifically defined in this Agreement shall be construed in accordance with, and certificates of compliance with covenants shall be based upon, GAAP.

1.4 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the words “from” or “commencing on” means “from and including” and the words “to,” “through,” “ending on” and “until” each mean “to but excluding.”

1.5 Headings and References. Section and other headings are for reference only, and do not affect the interpretation or meaning of any provision of this Agreement. Any Section or clause references are to this Agreement, unless otherwise specified. References to an annex, schedule or exhibit are, unless otherwise specified, to an Annex, Schedule or Exhibit attached to this Agreement. References in this Agreement and the other Loan Documents or any other agreement include this Agreement and the other Loan Documents and other agreements as the same may be amended, restated, supplemented or otherwise modified from time to time under their respective terms. A reference to any law, statute or regulation mean that law, statute or regulation as it may be amended, supplemented or otherwise modified from time to time, and any successor law, statute or regulation. A reference to a Person includes the successors and assigns of such Person, but such reference shall not increase, decrease or otherwise modify in any way the provisions in this Agreement or any other Loan Document governing the assignment of rights and obligations under or the binding effect of any provision of this Agreement or any other Loan Document. The provisions of this Agreement relating to Subsidiaries apply only during such times as the Term Borrower has one or more Subsidiaries.

1.6 Construction. Each covenant contained in this Agreement shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision in this Agreement or any other Loan Document refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. The term “including” is not limiting and means “including without limitation.”

SECTION 2: GRANT OF SECURITY INTEREST

The Term Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders, a security interest in all of the Term Borrower’s right, title and interest in and to the Collateral, wherever located, whether now or hereafter existing, owned, licensed, leased (to the extent of the Term Borrower’s leasehold interest in such property), consigned (to the extent of the Term Borrower’s ownership interest in such property), arising or acquired, to secure the prompt and complete payment and performance of the Term Borrower’s Obligations (specifically including, without limitation, the Term Borrower’s Obligations arising under the cross-guaranty provisions in Section 15 of the Financing Agreement).

SECTION 3: REPRESENTATIONS AND WARRANTIES

The Term Borrower represents and warrants to the Agent and the Lenders as follows:

3.1 Title, Authorization, Validity and Enforceability. The Term Borrower has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all liens except for liens permitted under Section 4.1(F), and has full power and authority to grant to the Agent the security interest in such Collateral pursuant hereto. The execution and delivery by the Term Borrower of this Agreement has been duly authorized by proper corporate proceedings and this Agreement constitutes a legal, valid and binding obligation of the Term Borrower and creates a security interest that is enforceable against the Term Borrower in all now owned and hereafter acquired Collateral. When financing statements have been filed in the appropriate offices against the Term Borrower in the locations listed on Schedule I, and the proper filings are made with the Surface Transportation Board, the Agent will have a fully perfected first priority security interest in that Collateral in which a security interest may be perfected by filing, subject only to Permitted Encumbrances.

3.2 Conflicting Laws and Contracts. Neither the execution and delivery by the Term Borrower of this Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate any material law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Term Borrower or the Term Borrower’s certificate of incorporation, bylaws, or other management agreement, as the case may be, the provisions of any material indenture, instrument or agreement to which the Term Borrower is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement (other than any lien of the Agent on behalf of the Lenders).

3.3 Principal Location. The Term Borrower’s mailing address, and the location of its chief executive office and of the books and records relating to its Receivables, is disclosed in Schedule II. The Term Borrower has no other places of business except those set forth in Schedule II.

3.4 Property Locations. The Inventory is located solely at the locations described in Schedule II. All of said locations are owned by the Term Borrower except for locations (i) which are leased by the Term Borrower as lessee and designated in Part B of Schedule II and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part C of Schedule II, with respect to which Inventory the Term Borrower has delivered bailment agreements, warehouse receipts, financing statements, Waiver Agreements or other documents satisfactory to the Lenders to protect the Agent’s and the Lenders’ security interest in such Inventory.

3.5 No Other Names. The Term Borrower has not conducted business under any name except the name in which it has executed this Agreement and the names set forth on Schedule III.

3.6 No Default. No Default or Event of Default exists.

3.7 Accounts and Chattel Paper. The names of the obligors, amounts owing, due dates and other material information with respect to the Accounts and Chattel Paper are and will be correctly stated in all records of the Term Borrower relating thereto and in all invoices and reports with respect thereto furnished to the Agent by the Term Borrower from time to time (including, without limitation, the reports described in Section 7.9 of the Financing Agreement). As of the time when each Account or each item of Chattel Paper arises, the Term Borrower shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all respects what they purport to be.

3.8 Filing Requirements. None of the Collateral is of a type for which security interests or liens may be perfected by filing under any federal statute except for Patents,

Trademarks and Copyrights held by the Term Borrower and described in Schedule IV(A) and the railcars, locomotives and rolling stock of the Term Borrower described in Schedule IV(B).

3.9 No Financing Statements. No financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Term Borrower as debtor has been filed in any jurisdiction except (i) financing statements naming the Agent on behalf of the Lenders as the secured party and (ii) existing financing statements relating to Permitted Encumbrances.

3.10 Federal Employer Identification Number and State Issued Identification Number. The Term Borrower’s federal employer identification number is 73-6020739. The State of Oklahoma does not issue state identification numbers.

3.11 Survival of Representations. All representations and warranties of the Term Borrower contained in this Agreement shall survive the execution and delivery of this Agreement.

SECTION 4: COVENANTS

From the date of this Agreement, and thereafter until this Agreement is terminated:

4.1 General.

(A) Inspection. During regular business hours and after reasonable prior notice, the Term Borrower will permit the Agent or any Lender, by its representatives and agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of the Term Borrower relating to the Collateral and (iii) to discuss the Collateral and the related records of the Term Borrower with, and to be advised as to the same by, the Term Borrower’s officers and employees (and, in the case of any Receivable, with any person or entity which is or may be obligated thereon), all at such reasonable times and intervals as the Agent or such Lender may determine, and all at the Term Borrower’s expense.

(B) Taxes. The Term Borrower will pay when due all taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained.

(C) Records and Reports; Notification of Default. The Term Borrower will maintain complete and accurate books and records with respect to the Collateral, and furnish to the Agent, with sufficient copies for each of the Lenders, such reports relating to the Collateral as the Agent shall from time to time request. The Term Borrower will give prompt notice in writing to the Agent and the Lenders of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, which could reasonably be expected to materially and adversely affect the Collateral.

(D) Financing Statements and Other Actions; Defense of Title. The Term Borrower will authorize the filing of all financing statements and execute and deliver to the Agent other documents and take such other actions as may from time to time be requested by the Agent in order to maintain a first perfected security interest in the Collateral subject only to Permitted

Encumbrances. The Term Borrower will take any and all reasonable and lawful actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Agent in the Collateral and the priority thereof against any lien not expressly permitted hereunder.

(E) Disposition of Collateral. The Term Borrower will not sell, lease or otherwise dispose of the Collateral except (i) until such time following the occurrence of an Event of Default as the Term Borrower receives a notice from the Agent instructing the Term Borrower to cease such transactions, sales or leases of Inventory in the ordinary course of business, (ii) prior to the occurrence of an Event of Default, other dispositions specifically permitted pursuant to Section 7.10(d) of the Financing Agreement, (iii) proceeds of Inventory and Accounts collected in the ordinary course of business and (iv) Inventory that is obsolete, worn out or otherwise no longer useful in the conduct of the Term Borrower’s business.

(F) Liens. The Term Borrower will not create, incur, or suffer to exist any lien on the Collateral except (i) the security interest created by this Agreement and (ii) Permitted Encumbrances.

(G) Change in Location or Name. The Term Borrower will not (i) have any Inventory or Equipment or proceeds or products thereof (other than Inventory or Equipment and proceeds thereof disposed of as permitted by Section 4.1(E)) at a location other than a location specified in Schedule II, (ii) maintain records relating to the Receivables at a location other than at the location specified on Schedule II, (iii) maintain a place of business at a location other than a location specified on Schedule II, (iv) change its name, jurisdiction of incorporation, identity, corporate structure or taxpayer identification number or (v) change its mailing address, unless the Term Borrower shall have given the Agent not less than 30 days’ prior written notice thereof and the Agent has received such duly executed and completed agreements, instruments and other documents as the Agent determines are necessary to preserve the validity, perfection or priority of the Agent’s security interest in the Collateral.

(H) Other Financing Statements. The Term Borrower will not sign or authorize the signing on its behalf of any financing statement naming it as debtor covering all or any portion of the Collateral, except to perfect a lien related to a Permitted Encumbrance.

4.2 Receivables.

(A) Certain Agreements on Receivables. The Term Borrower will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence of a Default or Event of Default, the Term Borrower may reduce the amount of Accounts arising from the sale of Inventory in accordance with its present policies and in the ordinary course of business.

(B) Collection of Receivables. Except as otherwise provided in this Agreement, the Term Borrower will collect and enforce, at the Term Borrower’s sole expense, all amounts due or hereafter due to the Term Borrower under the Receivables in a manner consistent with the Term Borrower’s present practices.

(C) Delivery of Invoices. The Term Borrower will deliver to the Agent immediately upon its request after the occurrence of an Event of Default duplicate invoices with respect to each Account bearing such language of assignment as the Agent shall specify.

(D) Disclosure of Counterclaims on Receivables. If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable exists or (ii) if, to the knowledge of the Term Borrower, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable, the Term Borrower will disclose such fact to the Agent in writing in connection with the inspection by the Agent of any record of the Term Borrower relating to such Receivable and in connection with any invoice or report furnished by the Term Borrower to the Agent relating to such Receivable.

4.3 Inventory.

(A) Maintenance of Goods. The Term Borrower will maintain, preserve, protect and keep the Collateral in good repair and working and saleable condition, reasonable wear and tear excepted.

(B) Insurance. The Term Borrower will (i) maintain customary fire and extended coverage insurance on the Collateral containing a lender’s loss payable clause in favor of the Agent, on behalf of the Lenders, and providing that said insurance will not be terminated except after at least 30 days’ written notice from the insurance company to the Agent, (ii) maintain such other customary insurance on the Collateral for the benefit of the Agent as the Agent shall from time to time reasonably request, (iii) furnish to the Agent upon the request of the Agent from time to time the originals of all policies of insurance on the Collateral and certificates with respect to such insurance and (iv) maintain general liability insurance naming the Agent, on behalf of the Lenders, as an additional insured.

4.4 Instruments, Securities, Chattel Paper, Documents and Pledged Deposits. The Term Borrower will (i) deliver to the Agent immediately upon execution of this Agreement the originals of all Chattel Paper, Securities and Instruments (if any then exist), (ii) hold in trust for the Agent upon receipt and immediately thereafter deliver to the Agent any Chattel Paper, Securities and Instruments constituting Collateral, (iii) upon the designation of any Pledged Deposits (as set forth in the definition thereof), deliver to the Agent such Pledged Deposits which are evidenced by certificates included in the Collateral endorsed in blank, marked with such legends and assigned as the Agent shall specify, and (iv) upon the Agent’s request, after the occurrence and during the continuance of a Default or an Event of Default, deliver to the Agent (and thereafter hold in trust for the Agent upon receipt and immediately deliver to the Agent) any Document evidencing or constituting Collateral.

4.5 Uncertificated Securities and Certain Other Investment Property. The Term Borrower will permit the Agent from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Collateral to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the lien of the Agent granted pursuant to this Agreement. The

Term Borrower will take any actions necessary to cause (i) the issuers of uncertificated securities which are Collateral and which are Securities and (ii) any financial intermediary which is the holder of any Investment Property, to cause the Agent to have and retain Control over such Securities or other Investment Property. Without limiting the foregoing, the Term Borrower will, with respect to Investment Property held with a financial intermediary, cause such financial intermediary to enter into a control agreement with the Agent in form and substance satisfactory to the Agent.

4.6 Stock and Other Ownership Interests.

(A) Changes in Capital Structure of Issuers. Except as permitted by Section 7.10(e) of the Financing Agreement, the Term Borrower will not (i) permit or suffer any issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral to dissolve, liquidate, retire any of its capital stock or other Instruments or Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity or (ii) vote any of the Instruments, Securities or other Investment Property in favor of any of the foregoing.

(B) Issuance of Additional Securities. Except as permitted by Section 7.10(g) or 7.16 of the Financing Agreement, the Term Borrower will not permit or suffer the issuer of privately held corporate securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral to issue any such securities or other ownership interests, any right to receive the same or any right to receive earnings. The Term Borrower will pledge any such newly issued collateral to the Agent upon its issuance.

(C) Registration of Pledged Securities and other Investment Property. Upon the occurrence of an Event of Default, the Term Borrower will permit any registerable Collateral to be registered in the name of the Agent or its nominee at any time at the option of the Required Lenders.

(D) Exercise of Rights in Pledged Securities and other Investment Property. The Term Borrower will permit the Agent or its nominee at any time after the occurrence and during the continuance of a Default or an Event of Default, without notice, to exercise all voting and corporate rights relating to the Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any corporate securities or other ownership interests or Investment Property in or of a corporation, partnership, joint venture or limited liability company constituting Collateral as if it were the absolute owner thereof.

4.7 Pledged Deposits. The Term Borrower will not withdraw all or any portion of any Pledged Deposit or fail to rollover said Pledged Deposit except as permitted by the Loan Documents.

4.8 Deposit Accounts. The Term Borrower will not maintain a deposit account or other account (general or special, time or demand, provisional or final) with a bank or other financial institution except for the Depository Account, the special collateral account described in Section 6.3 hereof or those accounts listed on Schedule V. The Term Borrower will (i) upon the Agent’s request, notify each bank or other financial institution in which the Term Borrower maintains such a deposit account or other account (general or special, time or demand, provisional or final) of the security interest granted to the Agent hereunder and cause each such bank or other financial institution to acknowledge such notification in writing and (ii) upon the Agent’s request after the occurrence and during the continuance of a Default or Event of Default, deliver to each such bank or other financial institution a letter, in form and substance acceptable to the Agent, transferring dominion and control over each such account to the Agent until such time as no Default or Event of Default exists. In the case of accounts maintained with any Lender, the terms of such letter shall be subject to the provisions of the Financing Agreement regarding setoffs. The obligations of the Term Borrower under this Section 4.8 are in addition to those set forth in the Financing Agreement.

4.9 Federal, State or Municipal Claims. The Term Borrower will notify the Agent of any Collateral which constitutes a claim against the United States of America government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

SECTION 5: DEFAULT; REMEDIES

5.1 Events of Default. The occurrence of any one or more of the following events (each, an “Event of Default”) shall constitute an Event of Default:

(A)	any representation or warranty made by or on behalf of the Term Borrower under or in connection with this Agreement shall be materially false as of the date on which made;

(B)	the breach by the Term Borrower of any of the terms or provisions of Section 4 or 6;

(C)	the breach by the Term Borrower (other than a breach which constitutes an Event of Default under Sections 5.1(A) or 5.1(B)) of any of the terms or provisions of this Agreement which is not remedied within 20 days after the giving of written notice to the Term Borrower by the Agent;

(D)	any material portion of the Collateral shall be transferred or otherwise disposed of, either voluntarily or involuntarily, in any manner not permitted by Section 4.1(E) or 7.7, or shall be lost, stolen, damaged or destroyed;

(E)	or the occurrence of any Event of Default under, and as defined in, the Financing Agreement.

5.2 Acceleration and Remedies. Upon the acceleration of the obligations under the Financing Agreement pursuant to Section 10.2 thereof, the Term Borrower’s Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Agent may, with the concurrence or at the direction of the Required Lenders, exercise any or all of the following rights and remedies:

(A)	those rights and remedies provided in this Agreement, the Financing Agreement or any other Loan Document; provided that this Section 5.2(A) shall not be understood to limit any rights or remedies available to the Agent and the Lenders prior to an Event of Default;

(B)	those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement; or

(C)	without notice except as specifically provided in Section 7.1 or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable.

5.3 Term Borrower’s Obligations Upon Default. Upon the request of the Agent after the occurrence and during the continuance of an Event of Default, the Term Borrower will:

(A)	assemble and make available to the Agent the Collateral and all records relating thereto at the premises or facilities of the Term Borrower; or

(B)	permit the Agent, by the Agent’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

5.4 License. The Agent is hereby granted a license or other right to use, following the occurrence and during the continuance of an Event of Default, without charge, the Term Borrower’s Copyrights, Patents, Trademarks, labels, rights of use of any name, trade secrets, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, following the occurrence and during the continuance of an Event of Default, the Term Borrower’s rights under all licenses and all franchise agreements shall inure to the Agent’s benefit. In addition, the Term Borrower hereby irrevocably agrees that the Agent may, following the occurrence and during the continuance of an Event of Default, sell any of the Term Borrower’s Inventory directly to any person, including, without limitation, persons who have previously purchased the Term Borrower’s Inventory from the Term Borrower and in connection with any such sale or other enforcement of the Agent’s rights under this Agreement, may sell Inventory which bears any trademark owned by or licensed to the Term Borrower and any Inventory that is covered by any copyright owned by or licensed to the Term Borrower and the Agent may finish any work in process and affix any trademark owned by or licensed to the Term Borrower and sell such Inventory as provided herein.

5.5 Waivers, Amendments and Remedies. No delay or omission of the Agent or any Lender to exercise any right or remedy granted under this Agreement shall impair such right or remedy or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Term Borrower’s Obligations have been paid in full.

SECTION 6: PROCEEDS; COLLECTION OF RECEIVABLES

6.1 Cash Management System. The Term Borrower shall maintain its cash management system as required by the Financing Agreement. The Term Borrower shall (i) deposit all cash and all proceeds from Accounts and the sale of Inventory into the Depository Account in the ordinary course of business, (ii) send all cash, all proceeds from the sale of Inventory, all proceeds from the collection of Accounts and all other remittance and other proceeds of the collateral into the Depository Account, and (iii) from and after the Closing Date, take such actions as the Agent deems necessary or advisable to grant the Agent dominion and control over the funds in the Depository Account.

6.2 Collection of Receivables. The Agent may at any time in its sole discretion after the occurrence and during the continuation of an Event of Default, by giving the Term Borrower written notice, elect to require that the Receivables be paid directly to the Agent for the benefit of the Lenders. In such event, the Term Borrower shall, and shall permit the Agent to, promptly notify the account debtors or obligors under the Receivables of the Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under the Receivables directly to the Agent. Upon receipt of any such notice from the Agent, the Term Borrower shall thereafter hold in trust for the Agent, on behalf of the Lenders, all amounts and proceeds received by any of them with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Agent shall hold and apply funds so received as provided by the terms of Sections 6.3 and 6.4.

6.3 Special Collateral Account. The Agent may require all cash proceeds of the Collateral to be deposited in a special noninterest bearing cash collateral account with the Agent and held there as security for the Term Borrower’s Obligations. The Term Borrower shall have no control whatsoever over said cash collateral account. If no Default or Event of Default has occurred or is continuing, the Agent shall from time to time deposit the collected balances in said cash collateral account into the Term Borrower’s general operating account with the Agent. If any Default or Event of Default has occurred and is continuing, the Agent may (and shall, at the direction of the Required Lenders), from time to time, apply the collected balances in said cash collateral account to the payment of the Term Borrower’s Obligations whether or not the Term Borrower’s Obligations shall then be due.

6.4 Application of Proceeds. The proceeds of the Collateral shall be applied by the Agent to payment of the Term Borrower’s Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(A)	FIRST, to payment of all costs and expenses of the Agent incurred in connection with the collection and enforcement of the Term Borrower’s Obligations or of the security interest granted to the Agent pursuant to this Agreement;

(B)	SECOND, to payment of that portion of the Term Borrower’s Obligations constituting accrued and unpaid interest and fees, pro rata among the Lenders in accordance with the amount of such accrued and unpaid interest and any fees owing to each of them;

(C)	THIRD, to payment of the principal of the Term Borrower’s Obligations (including an amount, to be deposited in the special collateral account described in Section 6.3, equal to 105% of the amount by which the undrawn amount of all Letters of Credit outstanding is in excess of this amount of cash held in such special collateral account) and the prepayment premiums then due and unpaid from the Term Borrower to any of the Lenders, pro rata among the Lenders in accordance with the amount of such principal and such net early termination payments then due and unpaid owing to each of them;

(D)	FOURTH, to payment of any Term Borrower’s Obligations (other than those listed above) pro rata among those parties to whom such Term Borrower’s Obligations are due in accordance with the amounts owing to each of them; and

(E)	FIFTH, the balance, if any, after all of the Term Borrower’s Obligations have been satisfied, shall be deposited by the Agent into the Term Borrower’s general operating account(s) with the Agent.

SECTION 7: GENERAL

7.1 Notice of Disposition of Collateral. The Term Borrower hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Term Borrower, addressed as set forth in Section 7.12, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made.

7.2 Compromises and Collection of Collateral. The Term Borrower and the Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, the Term Borrower agrees that the Agent may at any time and from time to time, if a Default or an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Agent shall be commercially reasonable so long as the Agent acts in good faith based on information known to it at the time it takes any such action.

7.3 Secured Party Performance of Debtor Obligations. Without having any obligation to do so, upon the occurrence and during the continuance of an Event of Default, the Agent may perform or pay any obligation which the Term Borrower has agreed to perform or pay in this Agreement and the Term Borrower shall reimburse the Agent for any amounts paid by the Agent pursuant to this Section 7.3. The Term Borrower’s obligation to reimburse the Agent pursuant to the preceding sentence shall be an Obligation payable on demand.

7.4 Authorization for Secured Party to Take Certain Action. Until the Obligations have been paid in full and the Financing Agreement and the other Loan Documents have been terminated, the Term Borrower irrevocably authorizes the Agent at any time and from time to time in the sole discretion of the Agent and appoints the Agent as its attorney in fact (i) to execute on behalf of the Term Borrower as debtor and to file financing statements necessary or desirable in the Agent’s sole discretion to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, (ii) to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Agent Control over such Securities or other Investment Property, (v) upon the occurrence and during the continuance of an Event of Default, to apply the proceeds of any Collateral received by the Agent to the Term Borrower’s Obligations as provided in Section 6 and (vi) upon the occurrence and during the continuance of a Default or an Event of Default, to discharge past due taxes, assessments, charges, fees or liens on the Collateral (except for such liens as are specifically permitted hereunder), and the Term Borrower agrees to reimburse the Agent on demand for any payment made or any expense incurred by the Agent in connection therewith; provided that this authorization shall not relieve the Term Borrower of any of its obligations under this Agreement or under the Financing Agreement.

7.5 Specific Performance of Certain Covenants. The Term Borrower acknowledges and agrees that a breach of any of the covenants contained in Section 4.1(E), 4.1(F), 4.3, 4.4, 5.3, 6.1, 6.2, 6.3 or 7.7 will cause irreparable injury to the Agent and the Lenders, that the Agent and Lenders have no adequate remedy at law in respect of such breaches and therefore agree, without limiting the right of the Agent or the Lenders to seek and obtain specific performance of other obligations of the Term Borrower contained in this Agreement, that the covenants of the Term Borrower contained in the Sections referred to in this Section 7.5 shall be specifically enforceable against the Term Borrower.

7.6 Use and Possession of Certain Premises. Upon the occurrence and during the continuance of an Event of Default, the Agent shall be entitled to occupy and use any premises owned or leased by the Term Borrower where any of the Collateral or any records relating to the Collateral are located until the Term Borrower’s Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay the Term Borrower for such use and occupancy.

7.7 Dispositions Not Authorized. The Term Borrower is not authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(E), and notwithstanding any course of dealing between the Term Borrower and the Agent or other conduct of the Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(E))

shall be binding upon the Agent or the Lenders unless such authorization is in writing signed by the Agent with the consent or at the direction of the Required Lenders.

7.8 Taxes and Expenses. Any taxes payable or ruled payable by federal or state authority in respect of this Agreement shall be paid by the Term Borrower, together with interest and penalties, if any. The Term Borrower shall reimburse the Agent for any and all reasonable out-of-pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all reasonable costs and expenses incurred by the Term Borrower in the performance of actions required pursuant to the terms hereof shall be borne solely by the Term Borrower.

7.9 Termination. This Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Term Borrower’s Obligations outstanding) until (i) the Financing Agreement has terminated pursuant to its express terms and (ii) all of the Term Borrower’s Obligations have been indefeasibly paid and performed in full and no commitments of the Agent or the Lenders which would give rise to any Term Borrower’s Obligations are outstanding.

7.10 Distribution of Reports. The Term Borrower authorizes the Agent, as the Agent may elect in its sole discretion, to discuss with and furnish to its affiliates and to the Lenders or to any other person or entity having an interest in the Term Borrower’s Obligations (whether as a guarantor, pledgor of collateral, participant or otherwise) all financial statements, audit reports and other information pertaining to the Term Borrower and its Subsidiaries whether such information was provided by the Term Borrower or prepared or obtained by the Agent. Neither the Agent nor any of its employees, officers, directors or agents makes any representation or warranty regarding any audit reports or other analyses of the Term Borrower’s and its Subsidiaries’ condition which the Agent may in its sole discretion prepare and elect to distribute, nor shall the Agent or any of its employees, officers, directors or agents be liable to any person or entity receiving a copy of such reports or analyses for any inaccuracy or omission contained in or relating thereto.

7.11 Indemnity. The Term Borrower hereby agrees to indemnify the Agent and the Lenders, and their respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) imposed on, incurred by or asserted against the Agent or the Lenders, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Agent or the Lenders or the Term Borrower, and any claim for patent, trademark or copyright infringement) except to the extent they are determined in a final non-appealable judgment in a court of competent jurisdiction to have resulted from gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Term Borrower under this Section 7.11 survive the termination of this Agreement.

7.12 Notices. Any notice required or permitted to be given under this Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in the Financing Agreement. Each of the Term Borrower and the Agent may change the address for service of notice upon it by a notice in writing to the other parties.

7.13 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Term Borrower, the Agent and the Lenders and their respective successors and assigns, except that the Term Borrower shall not have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of the Agent.

7.14 CHOICE OF LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

7.15 Amendments. No waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by the Agent with the concurrence or at the direction of the Lenders required under Section 14.10 of the Financing Agreement and then only to the extent in such writing specifically set forth.

7.16 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

7.17 Prior Agreements. This Agreement and the other Loan Documents represent the entire agreement of the parties with regard to the subject matter of this Agreement and the terms of any letters and other documentation entered into among the Term Borrower and any Lender or the Agent prior to the execution of this Agreement which relate to loans to be made under this Agreement shall be replaced by the terms of this Agreement.

SECTION 8: THE AGENT

The CIT Group/Business Credit, Inc., a New York corporation, has been appointed Agent for the Lenders hereunder pursuant to Section 14 of the Financing Agreement. It is expressly understood and agreed by the parties to this Agreement that any authority conferred upon the Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Agent pursuant to the Financing Agreement and that the Agent has agreed to act (and any successor Agent shall act) as such hereunder only on the express conditions contained in such Section 14. Any successor Agent appointed pursuant to Section 14 of the Financing Agreement shall be entitled to all the rights, interests and benefits of the Agent hereunder.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, the Term Borrower and the Agent have executed this Agreement as of the date first above written.

THE CIT GROUP/BUSINESS CREDIT, INC., as Agent and a Lender

/s/ GLENN P. BARTLEY
By:	Glenn P. Bartley
Title:	Vice President

SAND SPRINGS RAILWAY COMPANY, as Term Borrower

/s/ STEPHEN R. JOHNSON
By:	Stephen R. Johnson
Title:	Vice President and Chief Executive Officer

State of Oklahoma	)
ss:
County of	)

This instrument was acknowledged before me on this                      day of August, 2004, by Stephen R. Johnson as Vice President of Sand Springs Railway Company, an Oklahoma corporation.

(Seal)

Notary Public

Name:
Notary Public, State of
Qualified in County
Commission Expires:

Commission #

STATE OF ILLINOIS	)
)
COUNTY OF	)

On this                      day of August, 2004, before me, the undersigned notary public, personally appeared                     , proved to me through satisfactory evidence of identification, which was                     , to be the person whose name is signed on the preceding or attached document and acknowledged to me that (he)(she) signed it voluntarily for its stated purpose as                      for                     , a [corporation].

Notary Public

SCHEDULE I

FILING JURISDICTIONS

(See Section 3.1 of Agreement)

Filing Office For Financing Statements: County Clerk of Oklahoma County, Oklahoma

SCHEDULE II

LOCATIONS

(See Sections 3.3, 3.4, 4.1(G) and 7.12 of Agreement)

Principal Place of Business and Mailing Address (for the Term Borrower):

1650 South 81st West Avenue

Tulsa, OK 74127-4833

Attention: William Macormic

Location(s) of Receivables Records (if different from Principal Place of Business above):

same as above.

Locations of Inventory:

A.	Properties Owned by the Term Borrower:

1650 South 81st West Avenue

Tulsa, OK 74127-4833

125 E. Morrow Road

Sand Springs, OK 74063

B.	Properties Leased by the Term Borrower (include Landlord’s name):

none

C.	Public Warehouses or other Locations pursuant to Bailment or Consignment Arrangements (include name of Warehouse Operator or other Bailee or Consignee):

none

SCHEDULE III

OTHER NAMES

(See Section 3.5 of Agreement)

Other Corporate, Fictitious or Trade Names:

Name:	Jurisdiction(s) in which used:
none

SCHEDULE IV(A)

FEDERAL FILING REQUIREMENTS

(See Section 3.8 of Agreement)

Patents, copyrights, trademarks protected under federal law*:

none

*	For (i) trademarks, show the trademark itself, the registration date and the registration number; (ii) trademark applications, show the trademark applied for, the application filing date and the serial number of the application; (iii) patents, show the patent number, issue date and a brief description of the subject matter of the patent; and (iv) patent applications, show the serial number of the application, the application filing date and a brief description of the subject matter of the patent applied for. Any licensing agreements for patents or trademarks should be described on a separate schedule.

SCHEDULE IV(B)

FEDERAL FILING REQUIREMENTS

(See Section 3.8 of Agreement)

Railcars, Locomotives and Rolling Stock:

[see attached summary memo]

SCHEDULE V

DEPOSIT ACCOUNTS

(See Section 4.8 of Agreement)

Account Number, Institution, Address and Purpose of Each Deposit Account:

Bank of Oklahoma

P.O. Box 2300

Tulsa, OK 74192

Brian Puckett

918-588-6231

918-588-6230

1776130 – Payroll account

209906613 – Accounts Payable and Lockbox account